Exhibit 10.7

                           TRIAN FUND MANAGEMENT, L.P.
                                 280 Park Avenue
                               New York, New York



                                 August 6, 2007

Triarc Companies, Inc.
280 Park Avenue
New York, New York

Re: Assignment and Assumption of Lease dated as of July 1, 2007 by and between Triarc Companies, Inc., as assignor and Trian Fund Management L.P., as assignee

Gentlemen:

All terms not otherwise defined herein shall have the meanings ascribed to them in the captioned assignment ("Assignment").

Triarc Companies, Inc. ("Triarc") has assigned to Trian Fund Management, L.P. ("Trian") that certain Lease for Apartment 28A in the Waldorf-Astoria Hotel pursuant to the Assignment.

The Assignment provided that upon execution and delivery of the Assignment, Assignee was to pay to Assignor an amount equal to the Security Deposit. Notwithstanding the foregoing provisions of the Assignment, in lieu of making such payment, Triarc and Trian agree that the security held by Hilton Hotels Corporation ("Hilton") under the Lease in the amount of $112,500 ("Original Security") shall remain the property of Triarc and upon expiration of the Lease, shall be returned to Triarc. Any additional security deposited by Trian with Hilton shall be the property of Trian.

In the event Hilton, or its successors, draws upon the Original Security, Trian agrees to promptly replenish said Original Security so that all times, until the expiration, or earlier termination, of the Lease, the full Original Security shall remain on deposit with Hilton. If Trian defaults under the Lease and the Lease is terminated and Hilton retains all or any portion of the Original Security, Trian shall, within ten (10) days thereafter, pay to Triarc an amount equal to the portion of the Original Security retained by Hilton.

If Trian renews the Lease beyond its current expiration of July 31, 2010, Trian shall pay to Triarc, on July 31, 2010, an amount equal to the Original Security and all security then held by Hilton shall at all times thereafter be the property of Trian. In the event Hilton fails to return the security upon the expiration, or earlier termination, of the initial term of the Lease, subject to the terms of the preceding sentence, Trian agrees to commence such action as is required to obtain a return of the security and diligently prosecute such action to completion. Triarc and Trian agree to reasonably cooperate with each other in the prosecution of any claim against Hilton.

                                  Very truly yours,

                                  Trian Fund Management, L.P.
                                  By: Trian Fund Management GP, LLC,
                                      its general partner


                                  By: /s/PETER W. MAY
                                     ---------------------------
                                     Name: Peter W. May
                                     Title: Member

Agreed To:

Triarc Companies, Inc.


By:  /s/FRANCIS T. MCCARRON
     ---------------------------------------
     Name:  Francis T. McCarron
     Title: Executive Vice President
            and Chief Financial Officer